EXHIBIT 99.1

FOR RELEASE April 30, 2013

SOURCE: Uni-Pixel, Inc.

UniPixel Reports First Quarter 2013 Results

 Company Achieves Record Net Income of $0.9 million or $0.07 Per Diluted Share

THE WOODLANDS, Texas — April 30, 2013 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics, and lighting and display markets, reported results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

•	Achieved record net income of $0.9 million or $0.07 per diluted share on $5.1 million in revenue.

•
Ordered two new printing and two plating machines, which will be modified with UniBoss™ pro-cap, multi-touch sensor technology. The printers will be capable of printing trace widths down to 5 microns and each produce 1 million units or square feet per month in a roll-to-roll process.

•
Robert A. Berg was appointed to the new position of vice president of global sales. With more than 25 years of sales and marketing management experience in the touch solutions, printed and flexible circuits industries, he brings to UniPixel a strong track record of exceeding revenue and profitability targets, improving time-to-market performance, and establishing global sales channels and supply chain partnerships.

•
Enhanced UniPixel’s IP portfolio with eight patent applications submitted during the quarter. The company's IP portfolio currently totals 79 patent applications submitted, with two patents issued. Enhancing the IP portfolio remains a priority for creating strategic value and establishing barriers to entry, and there are currently more than 30 patent applications the company is preparing to submit over the next six months.

Q1 2013 Financial Summary
Revenue totaled a record $5.1 million in the first quarter of 2013, as compared to marginal revenues in the same year-ago quarter. The increase in revenue was primarily due to a $5.0 million payment under a new preferred price and capacity license agreement for UniBoss.

Selling, general and administrative (SG&A) expenses in the first quarter of 2013 totaled $2.2 million, as compared to $0.9 million in same year-ago quarter. The increase was primarily due an increase in legal expenses, as well as an increase in salaries and benefits, partially driven by an increase in restricted stock expense, bonus accrual, and the number of employees.

Research and development expenses in the first quarter of 2013 totaled $1.9 million as compared to $1.1 million in the same year-ago quarter. The increase was primarily due to increased lab expense related to prototype development of products based on the company’s performance engineered films.

Net income was a record $0.9 million or $0.07 per diluted share in the first quarter of 2013, as compared to a net loss of $2.0 million or $(0.29) per basic and diluted share in the same year-ago quarter.

Cash and cash equivalents totaled $15.7 million at March 31, 2013, as compared to $13.0 million at December 31, 2012. Subsequent to the end of the quarter, the company completed a $41.2 million net, equity raise.

Management Commentary
“Our record quarter was the result of the successful execution of our preferred price and capacity model for UniBoss,” said Reed Killion, president and CEO of UniPixel. “This included $5.0 million in a non-recurring engineering milestone payment from our major PC manufacturer licensee, marking strong progress towards worldwide commercialization of our UniBoss touch screen technology. The payment is helping to finance the ramp-up in our manufacturing capacity to meet anticipated customer demand, as we address a touch module market that Display Search expects to grow from $13 billion to $32 billion by 2018.

“In the current quarter, we’ve begun shipping initial batches of sensors to our PC maker licensee. The initial shipment quantities on the production line started at fifty moving to hundreds and then thousands over the next several months. We also recently announced the engagement of a major ecosystem partner as another preferred price and capacity licensee to facilitate and finance the development, introduction and production of products that feature next-generation touch screens based on UniBoss. The license fees paid under this agreement will be used to build out an additional one million square feet per month of production capacity for UniBoss.

“Just a couple weeks ago, we entered into a manufacturing and supply agreement with Eastman Kodak to help build out this production capacity as well as future capacity growth. Together with Kodak, we have begun construction on a state-of-the-art manufacturing and testing facility at the Eastman Business Park in Rochester, which has over 100,000 square feet of manufacturing space for our UniBoss roll-to-roll printing and plating lines. The site can easily be expanded to meet future capacity growth demands. Kodak’s infrastructure allows us to be completely vertically integrated with chemistry groups, PET films, ink formations, plating and mastering all in-house for the manufacturing process.

“We recently reached our target production equipment capacity of 60,000 square feet per month. We are now on track to ramp up capacity to 200,000 square feet per month by the end of June, 700,000 by the end of September, 1.3 million by January of 2014. We plan to build out the equipment capacity of 10 million units a month by end of 2014. The increased capacity can be accomplished by expanding the Rochester site and adding additional printing and plating lines while increasing the throughput of printing and plating lines with continuous process improvement implementations.

“In all, over the course of the last several months we have met our milestone deliverables, and have set the company on a solid course for growth and profitability in 2013. Our focus for the remainder of the year will be on building out equipment capacity and ramping UniBoss production, while working closely with our global licensees and manufacturing partners on new designs and production opportunities. We will also pursue additional preferred price and capacity licensees and expand our downstream relationships with LCD panel manufactures, touch panel module manufactures and ODMs.”

Conference Call
UniPixel President and CEO Reed Killion and CFO Jeff Tomz will host a conference call later today to discuss the first quarter and outlook for 2013, followed by a question and answer period.

Date: Tuesday, April 30, 2013
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Dial-In number: 1-480-629-9808
Conference ID#: 4614874
Webcast: http://public.viavid.com/index.php?id=104380

The conference call will be broadcast live and available for replay via the Investors section of the company's website at www.unipixel.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through May 30, 2013.

Replay number: 1-858-384-5517
Replay pin#: 4614874

About UniBoss
A UniBoss touch-screen offers higher touch response and sensitivity, superior touch distinction, better durability, and lower power requirements. UniBoss offers the touch ecosystem the unique advantages of metal mesh touch sensors based on an additive, roll-to-roll, flexible electronics process, as compared to the traditional subtractive ITO-based and subtractive ITO replacement based touch sensor solutions. The UniBoss manufacturing process continues to be the only additive process that promises to reduce manufacturing costs and supply chain complexity of current ITO and other ITO replacement sensors by significantly minimizing manufacturing steps. Other production advantages include lower material costs and a simplified supply chain, as well as extensibility to many sizes and form factors.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with trace widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com

Uni-Pixel, Inc.
Consolidated Balance Sheets

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,707,956	$13,000,372
Prepaid expenses	—	160,320

Total current assets	15,707,956	13,160,692

Property and equipment, net of accumulated depreciation of $2,750,788 and $2,531,917, at March 31, 2013 and December 31, 2012, respectively	3,681,847	1,536,658
Restricted cash	17,439	17,439

Total assets	$19,407,242	$14,714,789

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$419,518	$348,683
Bonus accrual	273,675	—

Total current liabilities	693,193	348,683

Total liabilities	693,193	348,683

Commitments and contingencies	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 10,385,386 shares issued and outstanding at March 31, 2013 and 9,854,268 shares issued and outstanding at December 31, 2012	10,385	9,854
Additional paid-in capital	89,069,799	85,669,802
Accumulated deficit	(70,366,135)	(71,313,550)

Total shareholders’ equity	18,714,049	14,366,106

Total liabilities and shareholders’ equity	$19,407,242	$14,714,789

Uni-Pixel, Inc.
Consolidated Statements of Operations

	Three Months Ended March 31,
	2013	2012

Revenue	$5,069,416	$3,564

Cost of revenues	3,036	1,373

Gross margin	5,066,380	2,191

Selling, general and administrative expenses	2,180,067	929,069
Research and development	1,939,888	1,120,078

Operating income (loss)	946,425	(2,046,956)

Other income
Interest income, net	990	1,571

Net income (loss)	$947,415	$(2,045,385)

Per share information
Net income (loss) - basic	$0.09	$(0.29)
Net income (loss) - diluted	0.07	(0.29)

Weighted average number of basic common shares outstanding	10,068,092	7,142,307
Weighted average number of diluted common shares outstanding	12,865,361	7,142,307